Exhibit 99.1
Intensity Therapeutics, Inc. Announces the Appointment of Thomas Dubin to Its Board of Directors

Shelton, CT, May 15, 2024 – Intensity Therapeutics, Inc. (“Intensity” or “the Company”) (Nasdaq: INTS), a late-stage clinical biotechnology company focused on the discovery and development of proprietary, novel immune-based intratumoral cancer therapies designed to kill tumors and increase immune system recognition of cancers, announces the appointment of Thomas Dubin, J.D., MPH, to the Intensity Board of Directors, effective May 14, 2024. Mr. Dubin will serve as a member of the Audit Committee of the Board. In connection with Mr. Dubin’s appointment, the size of the Board was increased from four directors to five. Of these five directors, four are independent pursuant to Nasdaq standards.

“We are pleased to welcome Tom Dubin to the Intensity Board,” said Lewis H. Bender, Founder, Chairman, and CEO of Intensity Therapeutics, Inc. “As we prepare to enter Phase 3 clinical development with our unique product candidate, INT230-6, we expect that Tom’s deep experience in pharmaceutical business development, regulatory, and commercialization will be invaluable. We believe that Tom’s commitment to patients, focus on achievement and past successes will strengthen Intensity in multiple ways. We look forward to working with him as we continue our path forward with our exciting new cancer treatment approach.”

From 2001 through 2013, Thomas Dubin was the chief legal officer and a member of the core executive team that grew Alexion Pharmaceuticals from a development-stage company to a member of the S&P 500. At Alexion, Tom led legal and government affairs, pricing and reimbursement, corporate communications, and other functions. He also held commercial responsibility for the company’s Australasia region. Before Alexion, Tom served as Vice President and General Counsel of ChiRex, Inc., an international corporation providing advanced process development services and specialty manufacturing to the pharmaceutical industry. Tom began his career as a corporate attorney with Cravath, Swaine & Moore in New York City. He is Chair of Cellphire Therapeutics, a Director of Notable Laboratories (NASD: NTBL), past Director of BioBlast Pharmaceuticals (NASD: ORPN), member of the advisory board of Mythic Pharmaceuticals, Director of Norwalk Hospital, and a member of Yale School of Public Health’s Leadership Council. He received his J.D. from New York University School of Law, his M.P.H. from Yale University and his B.A. from Amherst College, cum laude.

About INT230-6
INT230-6, Intensity's lead proprietary investigational product candidate, is designed for direct intratumoral injection. INT230-6 was discovered using Intensity's proprietary DfuseRx℠ technology platform. The drug is composed of two proven, potent anti-cancer agents, cisplatin and vinblastine, and a penetration enhancer molecule (SHAO) that helps disperse potent cytotoxic drugs throughout tumors for diffusion into cancer cells. These agents remain in the tumor resulting in a favorable safety profile. In addition to local disease control, direct killing of the tumor by INT230-6 releases a bolus of neoantigens specific to the patient's malignancy, leading to engagement of the immune system and systemic anti-tumor effects. Importantly, these effects are mediated without immunosuppression that so often occurs with systemic chemotherapy.
About Intensity Therapeutics
Intensity Therapeutics is a late-stage clinical biotechnology company that applies novel engineered chemistry to turn "cold" tumors "hot" by enabling its aqueous cytotoxic-containing drug product, INT230-6, to mix and saturate the dense, high-fat pressurized environment of the tumor. As a result of the saturation, Intensity's clinical trials have demonstrated the ability of INT230-6 to kill tumors and elicit an adaptive immune response within days of injection, representing a novel approach to cancer cell death that holds the potential to shift the treatment paradigm and turn many deadly cancers into chronic diseases. INT230-6 has completed enrollment of over 200 patients in a Phase 1/2 dose escalation trial (NCT03058289) and Phase 2 randomized control clinical trial in breast cancer (the INVINCIBLE 2 study) (NCT04781725). The Company is initiating a Phase 3 trial in soft tissue sarcoma (the INVINCIBLE 3 study) (NCT06263231), testing INT230-6 as second or third line monotherapy compared to the standard of care with overall survival as an endpoint. The Company is also planning a Phase 2/3 program in presurgical triple negative breast cancer testing INT230-6 in combination with standard of care compared to standard of care alone. For more information about the Company, including publications, papers and posters about its novel approach to cancer therapeutics, visit www.intensitytherapeutics.com.

Forward-Looking Statements
Certain statements in this press release may constitute "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, statements relating to the development of the Company's clinical programs. When or if used in this communication, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to the Company or its management, may identify forward-looking statements. The forward-looking statements contained in this press release are based on management's current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements. These risks and uncertainties, many of which are beyond our control, include: the initiation, timing, progress and results of future preclinical studies and clinical trials and research and development programs; the need to raise additional funding before the Company can expect to generate any revenues from product sales; plans to develop and commercialize product candidates; the timing or likelihood of regulatory filings and approvals; the ability of the Company’s research to generate and advance additional product candidates; the implementation of the Company’s business model, strategic plans for the Company’s business, product candidates and technology; commercialization, marketing and manufacturing capabilities and strategy; the rate and degree of market acceptance and clinical utility of the Company’s system; the Company’s competitive position; the Company’s intellectual property position; developments and projections relating to the Company’s competitors and its industry; the Company’s ability to maintain and establish collaborations or obtain additional funding; expectations related to the use of cash and cash equivalents and investments; estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and other risks described in the section entitled "Risk Factors" in the Company’s SEC filings, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management's current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Investor Relations Contact:
Justin Kulik
justin@coreir.com
(558) 230-6401

Media Contact:
Jules Abraham
CORE IR
julesa@coreir.com
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